Exhibit 3.9

CERTIFICATE OF FORMATION

OF

Delaware City Terminaling Company LLC

1. The name of the limited liability company is Delaware City Terminaling Company LLC.

2. The address of its registered office in the State of Delaware is: Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Formation of Delaware City Terminaling Company LLC this 6th day of March, 2013.

/s/ Jeffrey Dill
Jeffrey Dill
Authorized Person